UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 21, 2011
OASIS PETROLEUM INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-34776 (Commission File Number)	80-0554627 (I.R.S. Employer Identification No.)

1001 Fannin Street, Suite 1500 Houston, Texas (Address of principal executive offices)	77002 (Zip Code)
Registrant’s telephone number, including area code: (281) 404-9500
Not Applicable.
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Oasis Petroleum North America LLC, a wholly owned subsidiary of Oasis Petroleum Inc. (the “Company”) has entered into a Third Amendment to its Amended and Restated Credit Agreement and Limited Waiver (the “Third Amendment”), dated as of January 21, 2011, among Oasis Petroleum North America LLC, as borrower, the Company and Oasis Petroleum LLC, a wholly owned subsidiary of the Company, as guarantors, the lenders party thereto and BNP Paribas, as administrative agent (as amended, the “Amended Credit Agreement”).
The Third Amendment increases the borrowing base of the Amended Credit Agreement from $120 million to $150 million and added an additional lender to the bank group for the Amended Credit Agreement. In connection with the Third Amendment, a redetermination of the borrowing base was completed at the Company’s request on January 21, 2011 in lieu of the scheduled April 1, 2011 semi-annual redetermination. In addition, the lenders under the Amended and Restated Credit Agreement waived the reduction in borrowing base that otherwise would occur as a result of the Company’s issuance of senior notes pursuant to the private placement described below.
The Third Amendment also increases the limit on the Company’s aggregate outstanding senior unsecured notes from $250 million to $600 million, reduces the interest rates payable on borrowings under the Amended and Restated Credit Agreement, modifies the debt coverage ratio covenant to be net of cash and cash equivalents on the Company’s balance sheet and extends the maturity date of the Amended Credit Agreement from February 26, 2014 to February 26, 2015.
The foregoing description of the Third Amendment is a summary only and is qualified in its entirety by reference to the complete text of the Third Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 2.02 Results of Operations and Financial Condition.
On January 24, 2011, in connection with a private placement of debt securities, the Company issued a press release containing certain operational data for the year ended December 31, 2010 and updating guidance for the year ended December 31, 2010. A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
In accordance with General Instruction B.2 to Form 8-K, the information being filed under Item 2.02 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 concerning the Third Amendment above is incorporated herein by reference.
Item 8.01 Other Information.
Private Placement of Senior Notes
On January 24, 2011, the Company issued a press release announcing that it intends to commence a private placement of senior notes due 2019. The Company is filing a copy of the press release as Exhibit 99.2 hereto, which is incorporated by reference to this Item 8.01.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.
Item 9.01 Financial Statements and Exhibits.

     (d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Third Amendment to Amended and Restated Credit Agreement and Limited Waiver, dated as of January 21, 2011, among Oasis Petroleum North America LLC, as borrower, Oasis Petroleum LLC and Oasis Petroleum Inc., as guarantors, BNP Paribas, as administrative agent, and the lenders party thereto.
99.1	Press Release dated January 24, 2011, announcing private placement.
99.2	Press Release dated January 24, 2011, announcing updated guidance.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OASIS PETROLEUM INC. (Registrant)
Date: January 24, 2011	By:	/s/ Thomas B. Nusz
Thomas B. Nusz
Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Third Amendment to Amended and Restated Credit Agreement and Limited Waiver, dated as of January 21, 2011, among Oasis Petroleum North America LLC, as borrower, Oasis Petroleum LLC and Oasis Petroleum Inc., as guarantors, BNP Paribas, as administrative agent, and the lenders party thereto.
99.1	Press Release dated January 24, 2011.
99.2	Press Release dated January 24, 2011.